EXHIBIT 4.1

AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT (this “Amendment”) is entered into as of January 6, 2003, by and between Embrex, Inc., a North Carolina corporation (the “Company”), and Branch Banking and Trust Company, a North Carolina banking corporation, as Rights Agent (the “Rights Agent”).

RECITALS

A.    The Company and the Rights Agent are parties to a Rights Agreement dated as of March 21, 1996 (the “Rights Agreement”).

B.    FMR Corp. (“FMR”) has notified the Company that on or about January 13, 2003, certain institutional investment accounts previously unaffiliated with FMR, which are commonly known as “index funds,” will become affiliated with FMR, thereby increasing the number of shares of Company common stock beneficially owned by FMR to an amount which, when combined with FMR’s current holdings, will result in FMR beneficially owning greater than 15% of the outstanding shares of Company common stock; and FMR has requested that the Company amend the Rights Agreement;

C.    The Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is desirable and the Company and the Rights Agent desire to evidence such amendment in writing; and such amendment is in accordance with Section 26 of the Rights Agreement; and

D.    The Company has delivered to the Rights Agent the appropriate certificate in accordance with Section 26 of the Rights Agreement.

Accordingly, the parties agree that:

1.    Amendment to Definition of “Acquiring Person” set forth in Section 1(a). The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

“(a) “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of fifteen percent (15%) or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan or employee stock plan of the Company or of any Subsidiary of the Company, (iv) any dividend reinvestment plan of the Company, (v) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan or (vi) an Exempted Person (as defined below). An “Exempted Person” shall include the various institutional investment accounts managed by FMR Corp. and its Affiliates (collectively, “FMR”), but only upon the acquisition by FMR of, or other affiliation with FMR by, certain institutional investment accounts that were previously unaffiliated with FMR (which are commonly known as “index funds” and which previously have been managed or advised by Deutsche Bank or its Affiliates), on or about January 13, 2003 (the date of the occurrence of such acquisition or affiliation being referred to as the “FMR Affiliation Date”); provided, however, that (i) immediately after the FMR Affiliation Date, FMR is the Beneficial Owner of not more than the Permitted Percentage (as defined below); (ii) if, after the FMR Affiliation Date, FMR shall become the Beneficial Owner of additional shares of Common Stock, and immediately after such acquisition FMR shall own fifteen percent (15%) or more of the shares of Common Stock then outstanding, then FMR shall be deemed to be an Acquiring Person; (iii) if FMR files a Schedule 13D (or comparable or successor form or report) under the Exchange Act disclosing that FMR holds the Common Stock for any purpose of, or with the effect of, changing or influencing the control, management or policies of the Company, or in connection with or as a participant in any transaction under Rule 13d-3(b) under the Exchange Act and FMR’s Beneficial Ownership of Common Stock equals fifteen percent (15%) or more, then FMR shall become an Acquiring Person; and (iv) FMR shall cease to be an Exempted Person in the event that at any time, after the FMR Affiliation Date, FMR becomes the Beneficial Owner of less than fifteen percent (15%) of the shares of Common Stock then outstanding. “Permitted Percentage” shall mean the lesser of (i) seventeen percent (17%) of the shares of Common Stock then outstanding or (ii) the percentage of Common Stock determined by dividing the total number of shares of Common Stock Beneficially Owned by FMR on the FMR Affiliation Date (including those shares Beneficially Owned by those certain previously unaffiliated institutional investment accounts being acquired by FMR on the FMR Affiliation Date), by the number of shares of Common Stock then outstanding on the FMR Affiliation Date. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more (or in the case of an Exempted Person, more than the Permitted Percentage) of the Common Stock then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more (or in the case of an Exempted Person, more than the Permitted Percentage) of the Common Stock then outstanding by reason of such an acquisition and shall, after such acquisition, become the Beneficial Owner of any additional shares of Common Stock, then such Person shall be deemed to be an “Acquiring Person.” In addition, notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.”

2.    Amendment of Section 3(a). The first sentence of Section 3(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

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“Until the Close of Business on the earlier of (i) the Close of Business on the tenth day after the Stock Acquisition Date (or, if the tenth day after the Stock Acquisition Date occurs before the Record Date, the Close of Business on the Record Date) or (ii) the Close of Business on the tenth Business Day (or such later date as may be determined by the Company’s Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan or employee stock plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of fifteen percent (15%) or more (or in the case of an Exempted Person, more than the Permitted Percentage) of the shares of Common Stock then outstanding (the earlier of the date described in (i) and (ii) above being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company).”

3.    Miscellaneous. Except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected by this Amendment. This Amendment shall be deemed to be a contract made under the laws of the State of North Carolina and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(signature on following page)

(Signature Page to the Amendment to Rights Agreement)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

EMBREX, INC.

By:	/s/ Randall L. Marcuson
Name:	Randall L. Marcuson
Title:	President and Chief Executive Officer

BRANCH BANKING AND TRUST COMPANY

By:	/s/ Pamela B. McGee
Name: Pamela B. McGee
Title: Vice President

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